FOR IMMEDIATE RELEASE:

CONTACTS:	Media Contact:	Investor Relations Contact:
Interpharm Holdings, Inc.	Karen Pineman	Carl Hymans
George Aronson, CFO	G.S. Schwartz & Co.	G.S. Schwartz & Co.
631-952-0214	212-725-4500 ext. 311	212-725-4500 ext. 304
georgearonson@interpharminc.com	kpineman@schwartz.com	carlh@schwartz.com

INTERPHARM ANNOUNCES $10 MILLION FINANCING WITH AISLING CAPITAL

HAUPPAUGE, N.Y. September 15, 2006 -- Interpharm Holdings, Inc. (Amex: IPA), a manufacturer and distributor of generic pharmaceuticals, today announced it has completed a $10 million capital financing with Aisling Capital II, L.P. (“Aisling”). A full description of the Aisling stock purchase agreement, pursuant to which Aisling purchased $10 million Series C-1 Convertible Preferred Stock (“Series C-1”) and warrants will be available in a Current Report on Form 8-K which will be filed by Interpharm with the SEC on September 15, 2006. The Series C-1 stock is convertible into an aggregate of approximately 6.5 million shares of Interpharm common stock at $1.53 per share, and the warrants, which have an exercise price of $1.639 per share, are exercisable for an aggregate of 2,281,914 shares of common stock.

The Aisling financing supplements Interpharm’s $41.5 million credit facility with Wells Fargo Business Credit as well as the recently announced sale of $10 million of its Series B-1 Convertible Preferred Stock which closed in May of this year.

Cameron Reid, Chief Executive Officer of Interpharm Holdings, Inc., stated: “With the four year business plan already fully funded, this financing will provide the capital necessary to implement already identified projects that reach beyond the scope of our existing plan. Aisling brings a strong understanding of the pharmaceutical sector and we look forward to working with them. Their long-term goals and objectives coincide with ours.”

“Changes in the healthcare system have created tremendous opportunities for manufacturers of generic pharmaceuticals,” commented Drew Schiff, MD, Managing Director at Aisling. “Interpharm is very well positioned to identify and benefit from these opportunities for growth. We are pleased to support their efforts.”

Interpharm’s future plans include significant increases in research and development as well as pursuing certain targeted projects and will therefore likely generate losses for the next several quarters. Interpharm further believes this spending will enable it to supplement its current product line by launching additional products which should generate higher gross margins than its currently marketed products.

About Interpharm Holdings, Inc.

Interpharm currently develops, manufactures and distributes generic prescription strength and over-the-counter drugs. Interpharm will continue to focus on growing organically through internal product development and leveraging its strength in efficient and cost effective manufacturing. In addition, Interpharm will also continue to seek consummation of mutually beneficial strategic alliances and collaborations. Headquartered on Long Island, New York, Interpharm presently employs nearly 500 people.

About Aisling Capital

Aisling Capital is a dedicated life sciences private equity firm with US$1 billion under management. Headquartered in New York, Aisling Capital invests in both private and public companies utilizing a wide variety of investment structures. The Aisling Capital team's combination of clinical, operational and financial experience allows the firm to identify, execute and realize investments across the life sciences industry.

FORWARD-LOOKING STATEMENTS

Statements made in this news release, contain forward-looking statements concerning Interpharm's business and products involving risks and uncertainties that could cause actual results to differ materially from those reflected in the forward-looking statements. The actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, and additional competition from existing and new competitors, changes in technology, and various other factors beyond Interpharm's control. Other risks inherent in Interpharm's business are set forth in its filings with the SEC, including, but not limited to, its Form 10-K, filed on September 28, 2005 and Forms 10-Q filed on November 21, 2005, February 14, 2006 and May 16, 2006.

All information in this release is as of September 15, 2006. Interpharm undertakes no duty to update any forward-looking statements to conform the release to actual results or changes in its circumstances or expectations after the date of this release.